EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND OPPENHEIMER FUNDS, INC.

Effective October 1, 2008
Amended July 11, 2011*

Funds of the Trust

         Subadvisory Fee

NVIT Multi-Manager
0.45% on Aggregate Subadviser Assets+
Small Cap Growth Fund      up to $200 million; and
and                        0.40% on Aggregate Subadviser Assets+
NVIT Multi-Manager         of $200 million and more
Small Company Fund

Oppenheimer NVIT Large     0.40% on Subadviser Assets up to $500
Cap Growth Fund

            million;
                           0.38% on Subadviser Assets of $500
                           million and more but less than $1
                           billion; and
                           0.35% on Subadviser Assets of $1
                           billion and more++

*As approved at the Board of Trustees Meeting held on June 15, 2011.

+The term "Aggregate Subadviser Assets" shall mean the aggregate amount of assets resulting from the combination of Subadviser
Assets of the NVIT Multi-Manager Small Cap Growth Fund and the
NVIT Multi-Manager Small Company Fund.

++ Notwithstanding the foregoing, the Subadviser agrees to permanently waive the right to receive any fee that would exceed 0.25% on Subadviser
 Assets up to $1.5 billion and 0.24% on Subadviser Assets of $1.5 billion or more.

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IN WITNESS WHEREOF, the parties hereto have executed this
Exhibit A on the effective date set forth above.
TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:  /s/Michael S. Spangler
Name:  Michael S. Spangler
Title:  President

ADVISER
NATIONWIDE FUND ADVISORS

By:  /s/Michael S. Spangler
Name:  Michael S. Spangler
Title:  President

SUBADVISER
OPPENHEIMER FUNDS, INC.

By: /s/Christie Loftus
Name: Christie Loftus
Title: SVP, Director Third Party Strategic Accounts